Exhibit 99.1

UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued on next page)

The information presented below is intended solely to show the attribution of assets, liabilities, revenue, and expenses to the Class V Group in accordance with the Tracking Stock Policy of Dell Technologies Inc. ("Dell Technologies" or the "Company"), a copy of which is filed as Exhibit 99.2 to the Company’s annual report on Form 10-K for the fiscal year ended February 3, 2017. The individual income and expense line item amounts reflected in the column for VMware, Inc. ("VMware") are for informational purposes and do not represent actual income and expenses of the Class V Group. The Class V stockholders do not have any special rights related to, direct ownership interest in, or recourse against the assets and liabilities attributed to the Class V Group. Holders of the DHI Group Common Stock and the Class V Common Stock are stockholders of the Company and subject to all risks associated with an investment in the Company and all of its businesses, assets, and liabilities. This financial information could change in the future based on allocations or reallocations of assets and liabilities to the Class V Group.

	September 7, 2016 through February 3, 2017
	VMware Reportable Segment	Adjustments and Eliminations (a)	VMware
	(in millions)
Net revenue	$3,225	$(26)	$3,199
Cost of net revenue	399	54	453
Gross margin	2,826	(80)	2,746
Operating expenses:
Selling, general, and administrative	1,198	152	1,350
Research and development	515	144	659
Total operating expenses	1,713	296	2,009
Operating income (loss)	$1,113	$(376)	737
Interest and other income (expense), net attributable to VMware			7
Income before income taxes attributable to VMware			744
Income tax provision attributable to VMware			150
Net income attributable to VMware			$594
____________________

(a)
Adjustments and eliminations primarily consist of intercompany sales as well as expenses that are excluded from the VMware reportable segment, such as amortization of intangible assets, stock-based compensation expense, severance, and integration and acquisition-related costs.

Reconciliation of net income attributable to VMware to Class V Common Stock economic interest in Class V Group:

September 7, 2016 through February 3, 2017
(in millions)
Net income attributable to VMware	$594
Less: Net income attributable to non-controlling interests	(102)
Net income attributable to Class V Group	492
Less: DHI Group's 36.4% weighted average retained interest in Class V Group	(179)
Class V Common Stock allocated interest in Class V Group	$313

UNAUDITED ATTRIBUTED FINANCIAL INFORMATION
FOR CLASS V GROUP
(continued)

Reconciliation of VMware total net assets to Class V Common Stock allocated interest in Class V Group:

VMware as of February 3, 2017
(in millions)
VMware balance sheet information
Total assets (1)(2)	$16,414
Total liabilities (1)(2)	8,202
VMware total net assets	$8,212

Class V Group as of February 3, 2017
(in millions)
VMware total net assets	$8,212
Less: Net assets attributable to non-controlling interests (3)	(1,438)
Net assets attributable to Class V Group	6,774
Less: DHI Group's 37.8% retained interest in Class V Group	(2,559)
Class V Common Stock allocated interest in Class V Group	$4,215

Inter-group assets (4)	$—
Inter-group liabilities (4)	$—
________________________

(1)	Represents VMware's unadjusted assets and liabilities as of February 3, 2017 as consolidated into the Company's balance sheet.

(2)	As determined by Dell Technologies' board of directors, the Company has not allocated any assets or liabilities between the DHI Group and the Class V Group.

(3)
Reflects the impact of non-controlling interests on net assets attributable to the Company, which had an ownership interest of 82.5% of VMware’s outstanding shares of common stock as of February 3, 2017.

(4)
Represents inter-group assets/liabilities between the Class V Group and the DHI Group in accordance with the Tracking Stock Policy. The Tracking Stock Policy states that any ordinary course commercial inter-group transactions are intended, to the extent practicable, to be on terms consistent with terms that would be applicable to arm's-length dealings with unrelated third parties.

2